EXHIBIT 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS



           We consent to the incorporation by reference in (i) the registration statement of Ampex Corporation on Form S-8 (File No. 33-77664), (ii) the registration statement of Ampex Corporation on Form S-8 (File No. 33-92640),
(iii) the Post-Effective Amendment No.1 on Form S-3 to Form S-1 registration statement of Ampex Corporation (File No. 33-91312), (iv) the registration statement of Ampex Corporation on Form S-3 (File No. 33-333-5115), and (v) the registration statement of Ampex Corporation on Form S-3 (File No. 333-66789) of our reports dated March 5, 1999 on our audits of the consolidated financial statements and financial statement schedules of Ampex Corporation as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997, 1996, which reports are included in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California
March 24, 1999